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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - JULY 21, 2003

                  NS GROUP REPORTS SECOND QUARTER 2003 RESULTS

(NEWPORT, KENTUCKY - JULY 21, 2003) NS Group, Inc. announced today its results for the quarter ended June 30, 2003. Net sales for the quarter were $65.9 million, a 31 percent increase from the first quarter of 2003. The operating loss for the quarter was $6.0 million compared to an operating loss of $9.8 million in the first quarter of 2003. Net loss for the quarter was $7.4 million, or a $0.36 loss per diluted share, compared to a net loss of $11.2 million, or a $0.54 loss per diluted share, in the first quarter of 2003.

Net sales for the six months ended June 30, 2003 were $116.4 million, compared to $93.7 million for the six months ended June 30, 2002. The operating loss for the first six months of 2003 was $15.7 million, compared to an operating loss of $14.2 million for the comparable prior year period. The net loss for the six months ended June 30, 2003 was $18.6 million, or a $0.90 loss per diluted share, compared to a net loss of $18.2 million, or an $0.88 loss per diluted share in the prior year period.

President and CEO, Rene J. Robichaud stated, "The energy marketplace continued to improve throughout the second quarter. Natural gas prices averaged $5.40 per mcf in the second quarter. The average U.S. drill rig count was 1,028, a 15% improvement over the first quarter of 2003. As a result, demand for oil country tubular goods increased, resulting in a 27% increase in shipments of our energy products over the first quarter. Average revenue per ton for our energy products improved approximately 3% over the first quarter. Our steel raw material costs were down approximately 2% from the first quarter of 2003."

Robichaud went on to say, "The fundamentals for our energy tubular business continue to look good. The imbalance between the supply and demand for natural gas has kept gas prices high. The estimated total U.S. footage drilled in the second quarter for natural gas wells was the second highest level ever and the total U.S. drill rig count is now 1,089. Despite this high level of activity, growing the country's natural gas productive capacity continues to be a significant challenge that is again the subject of a major national policy debate. In this environment, we expect demand and pricing for energy tubulars to continue on an upward trend."

The company will host a conference call and simultaneous web cast to discuss second quarter results at 10:00 A.M. ET on Tuesday, July 22, 2003. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain


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foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################

CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS
                  NS GROUP, INC.
                  (859) 292-6814
                  www.nsgrouponline.com
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                                 NS GROUP, INC.
                            Summarized Financial Data
 (Dollars and shares in thousands, except per share and revenue per ton amounts)
                                   (Unaudited)

                                                    Three Months Ended                              Six Months Ended
                                            ---------------------------------------------         ---------------------------
                                             June 30,         March 31,         June 30,          June 30,          June 30,
                                               2003              2003              2002              2003              2002
                                            ---------         ---------         ---------         ---------         ---------

Net sales                                   $  65,909         $  50,475         $  54,851         $ 116,384         $  93,699
Cost of products sold                          68,062            55,773            52,598           123,835            99,679
                                            ---------         ---------         ---------         ---------         ---------
     Gross profit (loss)                       (2,153)           (5,298)            2,253            (7,451)           (5,980)

Selling, general and administrative             3,805             4,478             3,872             8,283             8,194
                                            ---------         ---------         ---------         ---------         ---------
     Operating loss                            (5,958)           (9,776)           (1,619)          (15,734)          (14,174)

Investment income (loss)                          (47)             (116)              370              (163)            1,121
Interest expense                               (1,434)           (1,361)           (2,658)           (2,795)           (5,254)
Other income, net                                  69                38               (12)              107                81
                                            ---------         ---------         ---------         ---------         ---------
     Loss before income taxes                  (7,370)          (11,215)           (3,919)          (18,585)          (18,226)
Provision (benefit) for income taxes             --                --                --                --                --
                                            ---------         ---------         ---------         ---------         ---------
     Net loss                               $  (7,370)        $ (11,215)        $  (3,919)        $ (18,585)        $ (18,226)
                                            =========         =========         =========         =========         =========

Net loss per common share
     Basic & diluted                        $   (0.36)        $   (0.54)        $   (0.19)        $   (0.90)        $   (0.88)
                                            =========         =========         =========         =========         =========

Weighted average shares outstanding
     Basic & diluted                           20,684            20,657            20,647            20,671            20,646

Product shipments - tons

     Energy products - welded                  67,400            53,600            63,600           121,000           104,300
     Energy products - seamless                45,500            35,400            32,200            80,900            57,500
                                            ---------         ---------         ---------         ---------         ---------
                                              112,900            89,000            95,800           201,900           161,800
Revenue per ton

     Energy products - welded               $     449         $     431         $     424         $     441         $     425
     Energy products - seamless                   784               773               867               779               858

Average rig count                               1,028               897               808               959               811

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